Exhibit 10.3

RocketFuel Blockchain, Inc.

3651 Lindell Road, Suite D565

Las Vegas, NV 89103

(702) 318-7518

May 1, 2020

Investorlisten ApS

Fruebjergvej 3,

Symbion

2100 Copenhagen

Denmark

Re:	Warrant to Purchase Shares of Common Stock

Ladies and Gentlemen:

We have today issued to you our Warrant No. W-2, dated May 1, 2020 (the “Warrant”), to purchase 1,500,000 shares of Common Stock, par value $0.001 per share, of RocketFuel Blockchain, Inc. (the “Company”), at a purchase price of $1.00 per share.

This letter agreement will confirm that upon the exercise in full of the Warrant on or before its expiration date of April 30, 2021, the Company will issue to you an second warrant to purchase 1,500,000 additional shares of Common Stock at a purchase price of $1.50 per share. This Warrant will have a term expiring 12 months from the date of issuance and will otherwise be in form and substance substantially the same as the Warrant.

Sincerely,

/s/ Bennett J. Yankowitz
Chief Financial Officer